Exhibit 5

787 Seventh Avenue
New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

November 28, 2008

Ventas, Inc.

111 South Wacker Drive

Suite 4800

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to Ventas, Inc. (“Ventas”), a Delaware corporation, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 24,239,880 shares of its common stock, par value $0.25 per share (the “Shares”), issuable pursuant to the Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (the “Plan”). The Shares may be issued from time to time by Ventas after the Registration Statement on Form S-3 of Ventas to which this opinion is an exhibit (as amended, the “Registration Statement”) becomes effective.

We have examined copies of: (i) the Amended and Restated Certificate of Incorporation of Ventas, as amended, (ii) the Third Amended and Restated Bylaws of Ventas; (iii) the resolutions and related minutes of Ventas’ Board of Directors authorizing and approving the issuance and registration of the Shares and approving the preparation and filing of the Registration Statement; and (iv) the Registration Statement and the prospectus included therein (the “Prospectus”). We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of Ventas and public officials.

Based on the foregoing, and subject to the qualifications and assumptions set forth below, we are of the opinion that:

1.	Ventas is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.	The Shares when issued in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the Delaware General Corporation Law (and the applicable provisions of

NEW YORK	WASHINGTON, DC	PARIS	LONDON	MILAN	ROME	FRANKFURT	BRUSSELS

the Delaware Constitution and reported judicial decisions interpreting such law) and the Federal laws of the United States.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP